EXHIBIT 99.1
PRESS RELEASE	Arch Capital Group Ltd.
NASDAQ Symbol ACGL	Waterloo House, Ground Floor
For Immediate Release	100 Pitts Bay Road
July 29, 2020	Pembroke HM 08 Bermuda

ARCH CAPITAL GROUP LTD. REPORTS 2020 SECOND QUARTER RESULTS

PEMBROKE, BERMUDA--(BUSINESS WIRE)--Arch Capital Group Ltd. (NASDAQ: ACGL) announces its 2020 second quarter results. The results included:

•
Net income available to Arch common shareholders of $288.4 million, or $0.71 per share, a 10.6% annualized return on average common equity, compared to $458.6 million, or $1.12 per share, for the 2019 second quarter;

•
After-tax operating income available to Arch common shareholders(1) of $16.6 million, or $0.04 per share, a 0.6% annualized return on average common equity, compared to $317.4 million, or $0.77 per share, for the 2019 second quarter;

•
Pre-tax current accident year catastrophic losses for the Company’s insurance and reinsurance segments, net of reinsurance and reinstatement premiums(1) of $207.2 million, including $173.1 million of COVID-19 related losses;

•	Favorable development in prior year loss reserves, net of related adjustments(1) of $31.4 million;

•	Combined ratio excluding catastrophic activity and prior year development(1) of 89.7%;

•	The percentage of loans in default on U.S. primary mortgage business was 5.14% at June 30, 2020, compared to 1.42% at March 31, 2020;

•	Total return on investments(1) of 3.72%;

•	Book value per common share of $27.62 at June 30, 2020, a 5.8% increase from March 31, 2020 and a 12.1% increase from June 30, 2019.

All earnings per share amounts discussed in this release are on a diluted basis. The following table summarizes the Company’s underwriting results, both (i) on a consolidated basis and (ii) on a consolidated basis excluding the ‘other’ segment (i.e., results of Watford):

(U.S. dollars in thousands)	Consolidated			Consolidated Excluding ‘Other’ Segment (1)
	Three Months Ended June 30,			Three Months Ended June 30,
	2020	2019	% Change	2020	2019	% Change
Gross premiums written	$2,317,692	$1,937,809	19.6	$2,206,410	$1,829,829	20.6
Net premiums written	1,668,311	1,444,898	15.5	1,562,455	1,325,528	17.9
Net premiums earned	1,665,354	1,463,727	13.8	1,533,819	1,312,409	16.9
Underwriting income (loss)	(22,539)	293,134	(107.7)	(13,410)	297,727	(104.5)
Underwriting Ratios			% Point Change			% Point Change
Loss ratio	73.9%	52.4%	21.5	73.4%	50.0%	23.4
Underwriting expense ratio	27.9%	28.0%	(0.1)	27.8%	27.8%	—
Combined ratio	101.8%	80.4%	21.4	101.2%	77.8%	23.4

Combined ratio excluding catastrophic activity and prior year development (1)				89.7%	80.0%	9.7

(1)
Presentation represents a “non-GAAP” financial measure as defined in Regulation G. Such presentation excludes the results of Watford Holdings Ltd. (“Watford”). Pursuant to GAAP, the Company consolidates the results of Watford in its financial statements, although it only owns approximately 13% of Watford’s outstanding common equity as of June 30, 2020. See ‘Comments on Regulation G’ for further details.

The following table summarizes the Company’s consolidated financial data, including a reconciliation of net income or loss available to Arch common shareholders to after-tax operating income or loss available to Arch common shareholders and related diluted per share results:

(U.S. dollars in thousands, except share data)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net income available to Arch common shareholders	$288,418	$458,551	$422,132	$896,676
Net realized (gains) losses	(406,645)	(124,588)	(297,281)	(238,923)
Equity in net (income) loss of investment funds accounted for using the equity method	65,119	(32,536)	69,328	(79,403)
Net foreign exchange (gains) losses	42,032	6,054	(22,459)	1,060
Transaction costs and other	977	2,178	3,572	3,368
Income tax expense (benefit) (1)	26,713	7,774	31,078	10,552
After-tax operating income available to Arch common shareholders	$16,614	$317,433	$206,370	$593,330

Diluted per common share results:
Net income available to Arch common shareholders	$0.71	$1.12	$1.03	$2.19
Net realized (gains) losses	(1.00)	(0.31)	(0.72)	(0.59)
Equity in net (income) loss of investment funds accounted for using the equity method	0.16	(0.08)	0.17	(0.19)
Net foreign exchange (gains) losses	0.10	0.01	(0.06)	0.00
Transaction costs and other	0.00	0.01	0.01	0.01
Income tax expense (benefit) (1)	0.07	0.02	0.07	0.03
After-tax operating income available to Arch common shareholders	$0.04	$0.77	$0.50	$1.45

Weighted average common shares and common share equivalents outstanding — diluted	408,119,681	410,899,483	411,005,591	409,755,250

Beginning common shareholders’ equity	$10,587,244	$9,334,596	$10,717,371	$8,659,827
Ending common shareholders’ equity	11,211,825	9,977,352	11,211,825	9,977,352
Average common shareholders’ equity	$10,899,535	$9,655,974	$10,964,598	$9,318,590

Annualized return on average common equity	10.6%	19.0%	7.7%	19.2%
Annualized operating return on average common equity	0.6%	13.1%	3.8%	12.7%

(1)
Income tax expense (benefit) on net realized gains or losses, equity in net income (loss) of investment funds accounted for using the equity method, net foreign exchange gains or losses and transaction costs and other reflects the relative mix reported by jurisdiction and the varying tax rates in each jurisdiction.

Each line item in the table above reflects the impact of the Company’s ownership of Watford’s outstanding common equity. See ‘Comments on Regulation G’ for a discussion of non-GAAP financial measures.

Segment Information

The following section provides analysis on the Company’s 2020 second quarter performance by operating segment. For additional details regarding the Company’s operating segments, please refer to the Company’s Financial Supplement dated June 30, 2020. The Company’s segment information includes the use of underwriting income (loss) and a combined ratio excluding catastrophic activity and prior year development. Such items are non-GAAP financial measures (see ‘Comments on Regulation G’ for further details).
Insurance Segment

	Three Months Ended June 30,
(U.S. dollars in thousands)	2020	2019	% Change

Gross premiums written	$1,030,362	$919,925	12.0
Net premiums written	672,261	627,830	7.1
Net premiums earned	687,909	592,442	16.1

Underwriting income (loss)	$(56,722)	$2,653	(2,238.0)

Underwriting Ratios			% Point Change
Loss ratio	75.3%	65.7%	9.6
Underwriting expense ratio	33.0%	33.9%	(0.9)
Combined ratio	108.3%	99.6%	8.7

Catastrophic activity and prior year development:
Current accident year catastrophic events, net of reinsurance and reinstatement premiums	12.5%	0.4%	12.1
Net (favorable) adverse development in prior year loss reserves, net of related adjustments	(0.3)%	(0.2)%	(0.1)
Combined ratio excluding catastrophic activity and prior year development (1)	96.1%	99.4%	(3.3)

(1)	See ‘Comments on Regulation G’ for further discussion.
Gross premiums written by the insurance segment in the 2020 second quarter were 12.0% higher than in the 2019 second quarter while net premiums written were 7.1% higher than in the 2019 second quarter. The higher level of net premiums written primarily reflected increases in property, energy, marine and aviation and professional lines, due in part to new business opportunities, rate increases and growth in existing accounts. Such amounts were partially offset by a decrease in travel business, primarily due to the ongoing impact of the COVID-19 global pandemic. Net premiums earned in the 2020 second quarter were 16.1% higher than in the 2019 second quarter, and reflect changes in net premiums written over the previous five quarters.
The 2020 second quarter loss ratio reflected 12.5 points of current year catastrophic activity, compared to 0.4 points in the 2019 second quarter, and included 11.3 points related to COVID-19. Estimated net favorable development of prior year loss reserves, before related adjustments, reduced the loss ratio by 0.4 points in the 2020 second quarter, consistent with the 0.4 points in the 2019 second quarter. The 2020 second quarter loss ratio also reflected changes in mix of business, the impact of rate increases and a lower level of attritional losses than in the 2019 second quarter.
The underwriting expense ratio was 33.0% in the 2020 second quarter, compared to 33.9% in the 2019 second quarter, with the decrease due primarily to growth in net premiums earned.

Reinsurance Segment

	Three Months Ended June 30,
(U.S. dollars in thousands)	2020	2019	% Change

Gross premiums written	$807,065	$545,547	47.9
Net premiums written	565,094	376,090	50.3
Net premiums earned	480,197	367,184	30.8
Other underwriting income (loss)	(651)	1,224	(153.2)

Underwriting income (loss)	$(33,125)	$36,705	(190.2)

Underwriting Ratios			% Point Change
Loss ratio	79.8%	65.6%	14.2
Underwriting expense ratio	27.0%	24.7%	2.3
Combined ratio	106.8%	90.3%	16.5

Catastrophic activity and prior year development:
Current accident year catastrophic events, net of reinsurance and reinstatement premiums	25.3%	1.2%	24.1
Net (favorable) adverse development in prior year loss reserves, net of related adjustments	(6.0)%	(3.1)%	(2.9)
Combined ratio excluding catastrophic activity and prior year development (1)	87.5%	92.2%	(4.7)

(1)	See ‘Comments on Regulation G’ for further discussion.
Gross premiums written by the reinsurance segment in the 2020 second quarter were 47.9% higher than in the 2019 second quarter, while net premiums written were 50.3% higher than 2019 second quarter. The higher level of net premiums written primarily reflected increases in property lines, due in part to new business and rate increases. Net premiums earned by the reinsurance segment in the 2020 second quarter were 30.8% higher than in the 2019 second quarter, and reflect changes in net premiums written over the previous five quarters.
The 2020 second quarter loss ratio reflected 26.3 points of current year catastrophic activity, compared to 1.3 points in the 2019 second quarter, and included 19.8 points related to COVID-19. Estimated net favorable development of prior year loss reserves, before related adjustments, reduced the loss ratio by 8.4 points in the 2020 second quarter, compared to 3.5 points in the 2019 second quarter. The 2020 second quarter loss ratio reflected changes in mix of business, the impact of rate increases and a lower level of attritional losses than in the 2019 second quarter.
The underwriting expense ratio was 27.0% in the 2020 second quarter, compared to 24.7% in the 2019 second quarter, with the increase reflecting additional acquisition expenses resulting primarily from the favorable prior year loss reserve development this period and changes in mix of business.

Mortgage Segment

	Three Months Ended June 30,
(U.S. dollars in thousands)	2020	2019	% Change

Gross premiums written	$369,144	$364,465	1.3
Net premiums written	325,100	321,608	1.1
Net premiums earned	365,713	352,783	3.7
Other underwriting income	6,450	4,056	59.0

Underwriting income	$76,437	$258,369	(70.4)

Underwriting Ratios			% Point Change
Loss ratio	61.3%	7.4%	53.9
Underwriting expense ratio	19.6%	20.6%	(1.0)
Combined ratio	80.9%	28.0%	52.9

Prior year development:
Net (favorable) adverse development in prior year loss reserves, net of related adjustments	(0.1)%	(6.5)%	6.4
Combined ratio excluding prior year development (1)	81.0%	34.5%	46.5

(1)	See ‘Comments on Regulation G’ for further discussion.
Gross premiums written by the mortgage segment in the 2020 second quarter were 1.3% higher than in the 2019 second quarter, while net premiums written were 1.1% higher. The growth in net premiums written reflected an increase in GSE credit risk-sharing transactions along with a lower level of ceded premiums on U.S. primary mortgage business. The increase in net premiums earned for the 2020 second quarter primarily reflected a higher level of single premiums earned as a result of policy terminations due to mortgage refinance activity, and to a lesser extent the growth in insurance in force in the U.S. during the second half of 2019.
U.S. primary mortgage business generated $24.6 billion of new insurance written (“NIW”) in the 2020 second quarter, compared to $17.2 billion in the 2019 second quarter, with the growth reflecting a higher level of mortgage refinance activity. Monthly premium policies contributed 95.3% of NIW in the 2020 second quarter, compared to 92.9% in the 2019 second quarter.
Incurred losses for the 2020 second quarter reflected elevated delinquency rates due, in part, to financial stress from the COVID-19 pandemic. The percentage of loans in default on U.S. primary mortgage business was 5.14% at June 30, 2020, compared to 1.42% at March 31, 2020. For U.S. primary mortgage insurance, loss reserving under GAAP is based on reported delinquencies. Segregating estimated losses due to COVID-19 from the overall mortgage segment estimated losses would require knowledge of the number of delinquencies specifically attributable to COVID-19. As this exercise cannot be performed accurately, the Company is not reporting COVID-19 provisions separately from its overall loss provisions. Estimated net favorable development in prior year loss reserves, before related adjustments, reduced the 2020 second quarter loss ratio by 0.1 points, compared to 6.5 points in the 2019 second quarter.
The underwriting expense ratio was 19.6% in the 2020 second quarter, compared to 20.6% in the 2019 second quarter, with the decrease primarily reflecting the higher level of net premiums earned.

Corporate and Non-Underwriting
Corporate and non-underwriting results include net investment income, other income (loss), corporate expenses, transaction costs and other, amortization of intangible assets, interest expense, items related to the Company’s non-cumulative preferred shares, net realized gains or losses (which includes changes in the allowance for credit losses on financial assets and net impairment losses recognized in earnings), equity in net income or loss of investment funds accounted for using the equity method, net foreign exchange gains or losses and income taxes. Such amounts exclude the results of the ‘other’ segment.
Pre-tax net investment income for the 2020 second quarter was $0.25 per share, or $101.0 million, compared to $0.30 per share, or $123.0 million, for the 2019 second quarter. The annualized pre-tax investment income yield was 1.92% for the 2020 second quarter, compared to 2.62% for the 2019 second quarter, with the decrease primarily due to lower yields available in the financial market. Total return, a non-GAAP measure, was 3.72% for the 2020 second quarter, primarily reflecting a recovery from the extreme volatility in the global financial markets during the 2020 first quarter. See ‘Comments on Regulation G’ for a discussion of non-GAAP financial measures.
On a pre-tax basis, net foreign exchange losses for the 2020 second quarter were $42.4 million, compared to net foreign exchange losses for the 2019 second quarter of $6.2 million. For both periods, such amounts were primarily unrealized and resulted from the effects of revaluing the Company’s net insurance liabilities required to be settled in foreign currencies at each balance sheet date. Changes in the value of available-for-sale investments held in foreign currencies due to foreign currency rate movements are reflected as a direct increase or decrease to shareholders’ equity and are not included in the consolidated statements of income. Although the Company generally attempts to match the currency of its projected liabilities with investments in the same currencies, the Company may elect to over or underweight one or more currencies from time to time, which could increase the Company’s exposure to foreign currency fluctuations and increase the volatility of the Company’s shareholders’ equity.
The Company’s effective tax rate on income before income taxes (based on the Company’s estimated annual effective tax rate) was 8.1% for the 2020 second quarter, compared to 8.7% for the 2019 second quarter. The Company’s effective tax rate on pre-tax operating income available to Arch common shareholders was a benefit of 0.9% for the 2020 second quarter, compared to an expense of 10.1% for the 2019 second quarter. The Company’s effective tax rate may fluctuate from period to period based upon the relative mix of income or loss reported by jurisdiction, the level of catastrophic loss activity incurred, and the varying tax rates in each jurisdiction. The Company’s quarterly tax provision is adjusted to reflect changes in its estimated annual effective tax rate, if any.
Conference Call

The Company will hold a conference call for investors and analysts at 11:00 a.m. Eastern Time on July 30, 2020. A live webcast of this call will be available via the Investors section of the Company’s website at http://www.archcapgroup.com. A telephone replay of the conference call also will be available beginning on July 30, 2020 at 2:00 p.m. Eastern Time until August 6, 2020 at midnight Eastern Time. To access the replay, domestic callers should dial 855-859-2056, and international callers should dial 404-537-3406 (passcode 7343098 for all callers).
Please refer to the Company’s Financial Supplement dated June 30, 2020, which is available via the Investors section of the Company’s website at http://www.archcapgroup.com. The Financial Supplement provides additional detail regarding the financial performance of the Company. From time to time, the Company posts additional financial information and presentations to its website, including information with respect to its subsidiaries. Investors and other recipients of this information are encouraged to check the Company’s website regularly for additional information regarding the Company.
Arch Capital Group Ltd., a Bermuda-based company with approximately $14.7 billion in capital at June 30, 2020, provides insurance, reinsurance and mortgage insurance on a worldwide basis through its wholly owned subsidiaries.

Comments on Regulation G

Throughout this release, the Company presents its operations in the way it believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use the Company’s financial information in evaluating the performance of the Company and that investors and such other persons benefit from having a consistent basis for comparison between quarters and for comparison with other companies within the industry. These measures may not, however, be comparable to similarly titled measures used by companies outside of the insurance industry. Investors are cautioned not to place undue reliance on these non-GAAP financial measures in assessing the Company’s overall financial performance.
This presentation includes the use of “after-tax operating income or loss available to Arch common shareholders,” which is defined as net income available to Arch common shareholders, excluding net realized gains or losses (which includes changes in the allowance for credit losses on financial assets and net impairment losses recognized in earnings), equity in net income or loss of investment funds accounted for using the equity method, net foreign exchange gains or losses and transaction costs and other, net of income taxes, and the use of annualized operating return on average common equity. The presentation of after-tax operating income available to Arch common shareholders and annualized operating return on average common equity are non-GAAP financial measures as defined in Regulation G. The reconciliation of such measures to net income available to Arch common shareholders and annualized return on average common equity (the most directly comparable GAAP financial measures) in accordance with Regulation G is included on page 2 of this release.
The Company believes that net realized gains or losses, equity in net income or loss of investment funds accounted for using the equity method, net foreign exchange gains or losses and transaction costs and other in any particular period are not indicative of the performance of, or trends in, the Company’s business performance. Although net realized gains or losses, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses are an integral part of the Company’s operations, the decision to realize investment gains or losses, the recognition of the change in the carrying value of investments accounted for using the fair value option in net realized gains or losses, the recognition of equity in net income or loss of investment funds accounted for using the equity method and the recognition of foreign exchange gains or losses are independent of the insurance underwriting process and result, in large part, from general economic and financial market conditions. Furthermore, certain users of the Company’s financial information believe that, for many companies, the timing of the realization of investment gains or losses is largely opportunistic. In addition, changes in the allowance for credit losses and net impairment losses recognized in earnings on the Company’s investments represent other-than-temporary declines in expected recovery values on securities without actual realization. The use of the equity method on certain of the Company’s investments in certain funds that invest in fixed maturity securities is driven by the ownership structure of such funds (either limited partnerships or limited liability companies). In applying the equity method, these investments are initially recorded at cost and are subsequently adjusted based on the Company’s proportionate share of the net income or loss of the funds (which include changes in the fair value of the underlying securities in the funds). This method of accounting is different from the way the Company accounts for its other fixed maturity securities and the timing of the recognition of equity in net income or loss of investment funds accounted for using the equity method may differ from gains or losses in the future upon sale or maturity of such investments. Transaction costs and other include advisory, financing, legal, severance, incentive compensation and other costs related to acquisitions and Watford’s non-recurring listing expenses. The Company believes that transaction costs and other, due to their non-recurring nature, are not indicative of the performance of, or trends in, the Company’s business performance. Due to these reasons, the Company excludes net realized gains or losses, equity in net income or loss of investment funds accounted for using the equity method, net foreign exchange gains or losses and transaction costs and other from the calculation of after-tax operating income or loss available to Arch common shareholders.
The Company believes that showing net income available to Arch common shareholders exclusive of the items referred to above reflects the underlying fundamentals of the Company’s business since the Company evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income available to Arch common shareholders, the Company believes that this presentation enables investors and other users of the Company’s financial information to analyze the Company’s performance in a manner similar to how the Company’s management analyzes performance. The Company also believes that this measure follows industry practice and, therefore, allows the users of the Company’s financial information to compare the Company’s performance with its industry peer group. The Company believes that the equity analysts and certain rating agencies which follow the Company and the insurance industry as a whole generally exclude these items from their analyses for the same reasons.

The Company’s segment information includes the presentation of consolidated underwriting income or loss and a subtotal of underwriting income or loss before the contribution from the ‘other’ segment. Such measures represent the pre-tax profitability of its underwriting operations and include net premiums earned plus other underwriting income, less losses and loss adjustment expenses, acquisition expenses and other operating expenses. Other operating expenses include those operating expenses that are incremental and/or directly attributable to the Company’s individual underwriting operations. Underwriting income or loss does not incorporate items included in the Company’s corporate (non-underwriting) segment. While these measures are presented in the Segment Information footnote to the Company’s Consolidated Financial Statements, they are considered non-GAAP financial measures when presented elsewhere on a consolidated basis. The reconciliations of underwriting income or loss to income before income taxes (the most directly comparable GAAP financial measure) on a consolidated basis and a subtotal before the contribution from the ‘other’ segment, in accordance with Regulation G, is shown on the following pages.
Management measures segment performance for its three underwriting segments based on underwriting income or loss. The Company does not manage its assets by underwriting segment and, accordingly, investment income and other non-underwriting related items are not allocated to each underwriting segment. As noted earlier, the ‘other’ segment includes the results of Watford. Watford has its own management and board of directors that is responsible for its own results and profitability. For the ‘other’ segment, performance is measured based on net income or loss. The Company does not guarantee or provide credit support for Watford, and the Company’s financial exposure to Watford is limited to its investment in Watford’s senior notes, common and preferred shares and counterparty credit risk (mitigated by collateral) arising from reinsurance transactions.
Along with consolidated underwriting income, the Company provides a subtotal of underwriting income or loss before the contribution from the ‘other’ segment and believes that this presentation enables investors and other users of the Company’s financial information to analyze the Company’s underwriting performance in a manner similar to how the Company’s management analyzes performance.
In addition, the Company’s segment information includes the use of a combined ratio excluding catastrophic activity and prior year development, for the insurance and reinsurance segments, and a combined ratio excluding prior year development, for the mortgage segment. These ratios are non-GAAP financial measures as defined in Regulation G. The reconciliation of such measures to the combined ratio (the most directly comparable GAAP financial measure) in accordance with Regulation G are shown on the individual segment pages. The Company’s management utilizes the adjusted combined ratios excluding current accident year catastrophic events and favorable or adverse development in prior year loss reserves in its analysis of the underwriting performance of each of its underwriting segments.
Total return on investments includes investment income, equity in net income or loss of investment funds accounted for using the equity method, net realized gains and losses (excluding changes in the allowance for credit losses on non-investment related financial assets) and the change in unrealized gains and losses generated by Arch’s investment portfolio. Total return is calculated on a pre-tax basis and before investment expenses, excludes amounts reflected in the ‘other’ segment, and reflects the effect of financial market conditions along with foreign currency fluctuations. Management uses total return on investments as a key measure of the return generated to Arch common shareholders, and compares the return generated by the Company’s investment portfolio against benchmark returns during the periods presented.

The following tables summarize the Company’s results by segment for the 2020 second quarter and 2019 second quarter and a reconciliation of underwriting income or loss to income or loss before income taxes and net income or loss available to Arch common shareholders:

(U.S. Dollars in thousands)	Three Months Ended
	June 30, 2020
	Insurance	Reinsurance	Mortgage	Sub-total	Other	Total
Gross premiums written (1)	$1,030,362	$807,065	$369,144	$2,206,410	$157,927	$2,317,692
Premiums ceded	(358,101)	(241,971)	(44,044)	(643,955)	(52,071)	(649,381)
Net premiums written	672,261	565,094	325,100	1,562,455	105,856	1,668,311
Change in unearned premiums	15,648	(84,897)	40,613	(28,636)	25,679	(2,957)
Net premiums earned	687,909	480,197	365,713	1,533,819	131,535	1,665,354
Other underwriting income (loss)	—	(651)	6,450	5,799	868	6,667
Losses and loss adjustment expenses	(518,203)	(383,433)	(224,100)	(1,125,736)	(104,786)	(1,230,522)
Acquisition expenses	(107,671)	(90,522)	(34,052)	(232,245)	(22,544)	(254,789)
Other operating expenses	(118,757)	(38,716)	(37,574)	(195,047)	(14,202)	(209,249)
Underwriting income (loss)	$(56,722)	$(33,125)	$76,437	(13,410)	(9,129)	(22,539)

Net investment income				101,031	30,454	131,485
Net realized gains (losses)				385,089	171,499	556,588
Equity in net income (loss) of investment funds accounted for using the equity method				(65,119)	—	(65,119)
Other income				(3,140)	—	(3,140)
Corporate expenses				(16,943)	—	(16,943)
Transaction costs and other				(977)	—	(977)
Amortization of intangible assets				(16,489)	—	(16,489)
Interest expense				(25,130)	(6,009)	(31,139)
Net foreign exchange gains (losses)				(42,438)	3,227	(39,211)
Income (loss) before income taxes				302,474	190,042	492,516
Income tax expense				(26,529)	402	(26,127)
Net income (loss)				275,945	190,444	466,389
Dividends attributable to redeemable noncontrolling interests				(934)	(1,036)	(1,970)
Amounts attributable to nonredeemable noncontrolling interests				—	(165,598)	(165,598)
Net income (loss) available to Arch				275,011	23,810	298,821
Preferred dividends				(10,403)	—	(10,403)
Net income (loss) available to Arch common shareholders				$264,608	$23,810	$288,418

Underwriting Ratios
Loss ratio	75.3%	79.8%	61.3%	73.4%	79.7%	73.9%
Acquisition expense ratio	15.7%	18.9%	9.3%	15.1%	17.1%	15.3%
Other operating expense ratio	17.3%	8.1%	10.3%	12.7%	10.8%	12.6%
Combined ratio	108.3%	106.8%	80.9%	101.2%	107.6%	101.8%

Net premiums written to gross premiums written	65.2%	70.0%	88.1%	70.8%	67.0%	72.0%

(1)
Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(U.S. Dollars in thousands)	Three Months Ended
	June 30, 2019
	Insurance	Reinsurance	Mortgage	Sub-total	Other	Total
Gross premiums written (1)	$919,925	$545,547	$364,465	$1,829,829	$161,978	$1,937,809
Premiums ceded	(292,095)	(169,457)	(42,857)	(504,301)	(42,608)	(492,911)
Net premiums written	627,830	376,090	321,608	1,325,528	119,370	1,444,898
Change in unearned premiums	(35,388)	(8,906)	31,175	(13,119)	31,948	18,829
Net premiums earned	592,442	367,184	352,783	1,312,409	151,318	1,463,727
Other underwriting income (loss)	—	1,224	4,056	5,280	673	5,953
Losses and loss adjustment expenses	(389,172)	(240,958)	(25,997)	(656,127)	(111,416)	(767,543)
Acquisition expenses	(91,094)	(56,785)	(32,654)	(180,533)	(29,556)	(210,089)
Other operating expenses	(109,523)	(33,960)	(39,819)	(183,302)	(15,612)	(198,914)
Underwriting income (loss)	$2,653	$36,705	$258,369	297,727	(4,593)	293,134

Net investment income				123,038	32,000	155,038
Net realized gains (losses)				125,063	(4,306)	120,757
Equity in net income (loss) of investment funds accounted for using the equity method				32,536	—	32,536
Other income				1,129	—	1,129
Corporate expenses				(16,073)	—	(16,073)
Transaction costs and other				(2,178)	—	(2,178)
Amortization of intangible assets				(19,794)	—	(19,794)
Interest expense				(23,375)	(5,905)	(29,280)
Net foreign exchange gains (losses)				(6,190)	1,238	(4,952)
Income (loss) before income taxes				511,883	18,434	530,317
Income tax expense				(44,452)	(20)	(44,472)
Net income (loss)				467,431	18,414	485,845
Dividends attributable to redeemable noncontrolling interests				—	(4,590)	(4,590)
Amounts attributable to nonredeemable noncontrolling interests				—	(12,301)	(12,301)
Net income (loss) available to Arch				467,431	1,523	468,954
Preferred dividends				(10,403)	—	(10,403)
Net income (loss) available to Arch common shareholders				$457,028	$1,523	$458,551

Underwriting Ratios
Loss ratio	65.7%	65.6%	7.4%	50.0%	73.6%	52.4%
Acquisition expense ratio	15.4%	15.5%	9.3%	13.8%	19.5%	14.4%
Other operating expense ratio	18.5%	9.2%	11.3%	14.0%	10.3%	13.6%
Combined ratio	99.6%	90.3%	28.0%	77.8%	103.4%	80.4%

Net premiums written to gross premiums written	68.2%	68.9%	88.2%	72.4%	73.7%	74.6%

(1)
Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (“PSLRA”) provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this release are forward-looking statements. Forward-looking statements, for purposes of the PSLRA or otherwise, can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” and similar statements of a future or forward-looking nature or their negative or variations or similar terminology.
Forward-looking statements involve the Company’s current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this release and in the Company’s periodic reports filed with the Securities and Exchange Commission (the “SEC”), and include:

•	the Company’s ability to successfully implement its business strategy during “soft” as well as “hard” markets;

•	acceptance of the Company’s business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and its insureds and reinsureds;

•	the integration of any businesses the Company has acquired or may acquire into its existing operations;

•
the Company’s ability to maintain or improve its ratings, which may be affected by its ability to raise additional equity or debt financings, by ratings agencies’ existing or new policies and practices, as well as other factors described herein;

•
general economic and market conditions (including inflation, interest rates, unemployment, housing prices, foreign currency exchange rates, prevailing credit terms and the depth and duration of a recession) and conditions specific to the reinsurance and insurance markets in which the Company operates;

•	competition, including increased competition, on the basis of pricing, capacity (including alternative sources of capital), coverage terms or other factors;

•	developments in the world’s financial and capital markets and the Company’s access to such markets;

•	the Company’s ability to successfully enhance, integrate and maintain operating procedures (including information technology) to effectively support its current and new business;

•	the loss of key personnel;

•
accuracy of those estimates and judgments utilized in the preparation of the Company’s financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation, and any determination to use the deposit method of accounting;

•
greater than expected loss ratios on business written by the Company and adverse development on claim and/or claim expense liabilities related to business written by its insurance and reinsurance subsidiaries;

•	severity and/or frequency of losses;

•
claims resulting from natural or man-made catastrophic events or severe economic events in the Company’s insurance, reinsurance and mortgage businesses could cause large losses and substantial volatility in the Company’s results of operations;

•	the effect of climate change on the Company’s business;

•	the effect of contagious diseases (including COVID-19) on the Company’s business;

•	acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;

•	availability to the Company of reinsurance to manage its gross and net exposures and the cost of such reinsurance;

•	the failure of reinsurers, managing general agents, third party administrators or others to meet their obligations to the Company;

•	the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by the Company;

•	the Company’s investment performance, including legislative or regulatory developments that may adversely affect the fair value of the Company’s investments;

•
changes in general economic conditions, including new or continued sovereign debt concerns or downgrades of U.S. securities by credit rating agencies, which could affect the Company’s business, financial condition and results of operations;

•	changes in the method for determining the London Inter-bank Offered Rate (“LIBOR”) and the potential replacement of LIBOR;

•
the volatility of the Company’s shareholders’ equity from foreign currency fluctuations, which could increase due to us not matching portions of the Company’s projected liabilities in foreign currencies with investments in the same currencies;

•	changes in accounting principles or policies or in the Company’s application of such accounting principles or policies;

•	changes in the political environment of certain countries in which the Company operates, underwrites business or invests;

•
a disruption caused by cyber-attacks or other technology breaches or failures on the Company or the Company’s business partners and service providers, which could negatively impact the Company’s business and/or expose the Company to litigation;

•
statutory or regulatory developments, including as to tax policy matters and insurance and other regulatory matters such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers and/or changes in regulations or tax laws applicable to the Company, its subsidiaries, brokers or customers, including the Tax Cuts and Jobs Act of 2017; and

•
the other matters set forth under Item 1A “Risk Factors”, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections of the Company’s Annual Report on Form 10-K, as well as the other factors set forth in the Company’s other documents on file with the SEC, and management’s response to any of the aforementioned factors.

All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts
Arch Capital Group Ltd.	Investor Relations
François Morin: (441) 278-9250	Donald Watson: (914) 872-3616; dwatson@archcapservices.com